EXHIBIT 99
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THE NAUTILUS GROUP [LOGO]





FOR IMMEDIATE RELEASE
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CONTACTS:  The Nautilus Group, Inc.         Investor Relations Inquiries:
           Rod Rice                         John Mills
           Chief Financial Officer          Integrated Corporate Relations, Inc.
           360-694-7722                     562-256-7049--203-222-9013




             NAUTILUS GROUP REVISES SECOND QUARTER AND 2003 GUIDANCE

VANCOUVER, WA - JULY 9, 2003 - The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced that based on preliminary information and current market conditions, it is revising its earnings expectations for the second quarter and the year.

The Company expects to report second quarter net sales in the range of $95 to $100 million with a corresponding earnings per share range of $0.13 to $0.15. These estimates are preliminary and remain subject to final revisions.

For the year, the Company's revised 2003 revenue estimate ranges from $450 to $470 million with corresponding earnings per share estimate ranging from $1.00 to $1.10. In terms of revised earnings on a quarterly basis for 2003, the Company expects the third quarter will represent approximately 18% to 20% of earnings. The Company expects operating cash flow for the year to be approximately $35 million to $40 million.

"A challenging business environment, Bowflex product line competition, and lackluster consumer spending continue to affect our business," began Brian Cook, Chief Executive Officer. "In the first and second quarters of this year, increased competition has had an adverse affect on direct sales of the Bowflex product line and soft consumer spending has negatively impacted both our direct and commercial/retail divisions. However, we remain very excited by results-to-date for the TreadClimber(R), and the continued success of our Bowflex retail launch."

Mr. Cook added, "While we are encouraged with many areas of our business, our success at this point does not offset the adverse environment and competition with regard to the Bowflex we are currently encountering. Nautilus maintains the strongest financial position in our industry, combined with our new initiatives this year and the long-term outlook for our portfolio of leading health and fitness brands, we expect to remain one of the branded health and fitness product leaders for years to come."

The Nautilus Group will report actual second quarter results on July 30, 2003, at which time additional commentary and details will be provided.

The Nautilus Group will host a conference call on July 30, 2003 to discuss its second quarter financial results at 2:00 PM Pacific (5:00 PM Eastern). The earnings release will be broadcast live over the Internet hosted at http://www.nautilusgroup.com/ir/events.asp under "Investor Relations/Events Calendar" and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-218-9073 if in North America. International callers will dial 303-262-2141. Participating in the call will be Brian Cook, Chief Executive Officer, Kevin Lamar, President, and Rod Rice, Chief Financial Officer.
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ABOUT THE NAUTILUS GROUP
The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn and StairMaster brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.






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From time to time, The Nautilus Group may issue forward-looking statements relating to its products and services, including statements regarding its direct and commercial/retail segment businesses. Factors that could affect The Nautilus Group's actual results include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.